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           EXHIBIT 11.1  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                             APEX PC SOLUTIONS, INC.
                  COMPUTATION OF PRO FORMA NET INCOME PER SHARE


                            FOR THE QUARTER ENDED     FOR THE SIX MONTHS ENDED
                           JUNE 30,       JUNE 27,     JUNE 30,      JUNE 27,
                             1996          1997          1996          1997
                          ----------    ----------    ----------    -----------


Net income                $  467,552    $2,105,403    $1,451,652    $ 3,940,965
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------
Pro forma weighted
  average common
  shares outstanding       5,600,000    12,161,362     5,600,000     10,536,546

Pro forma common
  stock equivalents -
  Series A redeemable
  and convertible
  preferred stock          2,155,000            --     2,155,000        607,813

Pro forma common stock
  equivalents - stock
  options                  1,336,932       699,408     1,336,932        695,029
                          ----------    ----------    ----------    -----------

Pro forma weighted
  average shares used
  in computing net
  income per share         9,091,932    12,860,770     9,091,932     11,839,388
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------

Pro forma income per
  share                        $0.05         $0.16         $0.16          $0.33
                          ----------    ----------    ----------    -----------
                          ----------    ----------    ----------    -----------


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